Exhibit 99.2

Non-GAAP Financial Information

The following information provides the definition of adjusted gross margin as presented by DocGo Inc. (the “Company”), which is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (“GAAP”), and reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP. The Company has provided adjusted gross margin as supplemental information and in addition to the financial measure presented by the Company that is calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measure presented by the Company.

Adjusted Gross Margin

Adjusted gross profit and adjusted gross margin are considered non-GAAP financial measures under Securities and Exchange Commission rules because they exclude certain amounts included in gross profit and gross margin calculated in accordance with GAAP. Adjusted gross profit is total revenue minus cost of revenue, excluding depreciation and amortization (which are shown separately), and adjusted gross margin is adjusted gross profit as a percentage of total revenue.

The Company’s management believes that adjusted gross margin is useful in evaluating the Company’s operating performance, as the calculation of this measure excludes the impact of non-cash depreciation and amortization charges. The Company’s management believes that by using adjusted gross margin in conjunction with GAAP gross margin, investors will get a more complete view of what management considers to be the Company’s core operating performance and allow for comparison of this measure when compared to those of prior periods. While many companies use adjusted gross margin as a performance measure, not all companies use identical calculations for determining adjusted gross margin. As such, the Company’s presentation of adjusted gross margin might not be comparable to similarly titled measures of other companies.

Reconciliation

The table below reflects the reconciliation of adjusted gross margin to GAAP gross margin, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2026 compared to the same period in 2025 on a consolidated basis, as well as for the Company’s Mobile Health Services and Transportation Services segments:

	Three Months Ended March 31,
DocGo Inc. Consolidated	2026	2025
Revenue	$75,550,484	$96,033,055
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(51,667,588)	(65,185,060)
Depreciation and amortization	(2,647,107)	(3,761,391)
GAAP gross profit	21,235,789	27,086,604

Depreciation and amortization	2,647,107	3,761,391
Adjusted gross profit	$23,882,896	$30,847,995

GAAP gross margin	28.1%	28.2%
Adjusted gross margin	31.6%	32.1%

Mobile Health Services
Revenue	$23,625,247	$45,209,544
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(16,311,113)	(31,267,309)

Depreciation and amortization	(384,180)	(956,372)
GAAP gross profit	6,929,954	12,985,863

Depreciation and amortization	384,180	956,372
Adjusted gross profit	$7,314,134	$13,942,235

GAAP gross margin	29.3%	28.7%
Adjusted gross margin	31.0%	30.8%

Transportation Services
Revenue	$51,925,237	$50,823,511
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(35,356,474)	(33,917,751)
Depreciation and amortization	(2,148,650)	(1,948,827)
GAAP gross profit	14,420,113	14,956,933

Depreciation and amortization	2,148,650	1,948,827
Adjusted gross profit	$16,568,763	$16,905,760

GAAP gross margin	27.8%	29.4%
Adjusted gross margin	31.9%	33.3%